================================================================================

                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        MARCUM NATURAL GAS SERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)    Title of each class of securities to which transaction applies:
                                                                             ---

        2)    Aggregate number of securities to which transaction applies:
                                                                          ------

        3)    Per unit price or other underlying value of transaction
              computed pursuant to Exchange Act Rule 0 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                              --------------------------------------------------

        4)    Proposed maximum aggregate value of transaction:
                                                              ------------------

        5)    Total fee paid:
                             ---------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)    Amount Previously Paid:
                                     -------------------------------------------

        2)    Form, Schedule or Registration Statement No.:
                                                           ---------------------

        3)    Filing Party:
                           -----------------------------------------------------

        4)    Date Filed:
                         -------------------------------------------------------

================================================================================

                       MARCUM NATURAL GAS SERVICES, INC.
                                 1675 Broadway
                                   Suite 2150
                            DENVER, COLORADO  80202


                =============================================

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 12, 1997

                =============================================


To the Stockholders of
Marcum Natural Gas Services, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Marcum Natural Gas Services, Inc. (the "Company") will be held at the Brown Palace Hotel, 321-17th Street, Denver, Colorado, on Thursday, June 12, 1997 at 2:00 p.m., local time, for the following purposes:

         1. To elect two (2) directors, each to serve for a term of three (3) years expiring at the 2000 Annual Meeting of Stockholders;

         2. To consider and vote upon a proposal to amend Article Fourth of the Company's Restated Certificate of Incorporation to implement a reverse split ("Reverse Split") of the Company's Common Stock in the range between one-for-two and one-for-four, inclusive, in the event the Board of Directors determines that a Reverse Split is necessary or advisable at any time within one year from the date of the Annual Meeting, with the exact size of the Reverse Split to be determined by the Board of Directors;

         3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants of the Company for the fiscal year ending December 31, 1997; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

         Only stockholders of record as of the close of business on May 1, 1997 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.




                                             By Order of the Board of Directors,

                                             /s/ GARY J. ZUIDERVEEN

                                             Gary J. Zuiderveen
                                             Secretary



Denver, Colorado
May 8, 1997




================================================================================
                             YOUR VOTE IS IMPORTANT

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE,
 SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED STAMPED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.
================================================================================

                       MARCUM NATURAL GAS SERVICES, INC.
                                 1675 BROADWAY
                                   SUITE 2150
                            DENVER, COLORADO  80202

                =============================================

                                PROXY STATEMENT
                                    FOR THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS

                =============================================

                              GENERAL INFORMATION

PROXY SOLICITATION

         This Proxy Statement is being furnished to the holders of Common Stock, par value $.01 per share ("Common Stock"), of Marcum Natural Gas Services, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Brown Palace Hotel, 321-17th Street, Denver, Colorado on Thursday, June 12, 1997, at 2:00 p.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         This Proxy Statement, together with the Notice of Annual Meeting of Stockholders and the accompanying proxy card, are being first mailed to stockholders on or about May 8, 1997. The solicitation of proxies will initially be made by mail and may thereafter be made in person or by mail, telephone, telecopy, telegram, facsimile or other means of communication by the directors, officers and regular employees of the Company for no additional or special compensation. In addition, brokerage houses, banks, nominees, trustees, custodians and other fiduciaries will be requested by the Company to forward proxy solicitation materials for shares of Common Stock held of record by them to the beneficial owners of such shares, and such fiduciaries will, upon request, be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in connection therewith. The cost of the solicitation of proxies for use at the Annual Meeting will be borne by the Company.

VOTING RIGHTS AND PROCEDURES

         Only stockholders of record as of the close of business on May 1, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. As of the close of business on the Record Date, 12,307,327 shares of Common Stock of the Company were outstanding. Each share of Common Stock outstanding on the Record Date entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding as of the Record Date is necessary to constitute a quorum for the transaction of business.

         Directors will be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will be required to approve the proposal to amend Article Fourth of the Company's Restated Certificate of Incorporation to implement a reverse split ("Reverse Split") of the Company's Common Stock in the range between one-for-two and one-for-four, inclusive, in the event the Board of Directors determines that a Reverse Split is necessary or advisable at any time within one year from the date of the Annual Meeting, with the exact size of the Reverse Split to be determined by the Board of Directors (the "Reverse Split Proposal"). The affirmative vote of a majority of the shares of Common Stock entitled to vote and present, in person or by proxy, at the Annual Meeting will be required to ratify the approval of Deloitte & Touche LLP as the Company's independent public accountants. Under the Delaware General Corporation Law and the Company's Restated Certificate of Incorporation and By-Laws, abstentions and "broker non-votes" (shares held by brokers or nominees which are voted on at least one matter but which are not voted on a particular matter because the broker or nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner) will be counted as present for purposes of determining whether a quorum is present. Abstentions will be treated as present and entitled to vote at the Annual Meeting and, accordingly, (i) will have no effect on the outcome of the election of directors, and (ii) will have the same effect as a vote against all other matters being presented to stockholders at the Annual Meeting. Broker non-votes on a matter will not be considered present and entitled to vote on that matter and, accordingly, (i) will have no effect on the outcome of a matter requiring the approval of a plurality or majority of the shares entitled to vote and present, in person or by proxy, at the Annual Meeting, and (ii) will have the same effect as a vote against a matter requiring the approval of a majority of all shares outstanding and entitled to vote at the Annual Meeting.

         If a proxy card is properly signed and returned to the Company at or prior to the Annual Meeting, unless subsequently properly revoked, the shares represented by that proxy card will be voted in accordance with the instructions specified thereon. If a proxy card is properly signed and returned to the Company at or prior to the Annual Meeting without voting instructions, it will be voted (i) FOR the election as directors of the persons listed as nominees under "Election of Directors," (ii) FOR the Reverse Split Proposal, and (iii) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997. If any other matters are properly presented at the Annual Meeting or any adjournments or postponements thereof, the persons appointed as proxies in the proxy card will have the discretion to vote or act thereon in accordance with their best judgment.

         Without affecting any vote previously taken, any stockholder may revoke a proxy at any time before it is exercised by delivering to the Secretary of the Company a written notice of revocation or a properly signed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


         The following table sets forth the beneficial ownership of the Company's Common Stock as of May 1, 1997 (except as otherwise noted in the footnotes) by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee of the Company, (iii) each of the Named Executive Officers of the Company listed in the "Summary Compensation Table" set forth herein, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the persons listed in the table below have sole investment and voting power with respect to the Common Stock owned by them, subject to community property laws, where applicable.


                                                                         SHARES BENEFICIALLY OWNED
                                                                 ------------------------------------------
NAME                                                             NUMBER              PERCENT OF CLASS   (1)
----                                                             ------              ----------------------
Alphi Investment Management Company (2)
   155 Pfingsten Road, Suite 360                                   1,318,100                    10.7
   Deerfield, Illinois  60015
Goodrich Petroleum Company of Louisiana (3)                          701,990                     5.7
   P.O. Box 1664
   Shreveport, Louisiana  71165-1664
W. Phillip Marcum (4)                                                399,569                     3.2
Albert F. Thomasson (5)                                              320,287                     2.6
Robert Lloyd (6)                                                     175,000                     1.4
Stephen E. McGregor (7)                                              140,000                     1.1
A. Bradley Gabbard (8)                                               115,725                     0.9
U. E. Patrick (9)                                                    100,000                     0.8
Anthony D. Pell (10)                                                  94,640                     0.8
Basil M. Briggs (11)                                                  40,000                     0.3
All directors and executive officers as a
   group  (8 persons) (12)                                         1,385,221                    10.6

--------------------------

(1) The percentages are based upon 12,307,327 shares of Common Stock outstanding as of May 1, 1997.

(2) Information based solely upon Amendment No. 2 to Schedule 13G, dated February 10, 1997, filed by Alphi Investment Management Company ("AIMCO") with the Securities and Exchange Commission. According to information contained therein, AIMCO, in its capacity as general partner of Alphi Fund L.P. ("Alphi"), has sole voting and disposition power as to 1,173,100 shares owned by Alphi, and shared voting power as to 145,000 additional shares.

(3) These shares are owned of record by Goodrich Petroleum Company of Louisiana ("GPCL"), a wholly-owned subsidiary of Goodrich Petroleum Corporation ("GPC"). Includes 26,790 shares as to which GPCL has currently exercisable purchase option rights. Does not include an additional 62,511 shares as to which GPCL has a right of first refusal.

(4) Includes 280,000 shares which may be acquired by Mr. Marcum under currently exercisable stock options. Also includes 10,000 shares owned by Mr. Marcum's wife.

(5) Includes 9,351 shares beneficially owned or held of record by Mr. Thomasson's wife and 64,487 shares held in trusts for the benefit of family members of which he is trustee ("Thomasson Trusts"). Also includes 2,057 and 48,291 shares which may be acquired under currently exercisable warrants by Mr. Thomasson and by the Thomasson Trusts, respectively, and 40,000 shares which may be acquired by Mr. Thomasson under currently exercisable stock options.

(6) Includes 60,000 shares which may be acquired by Mr. Lloyd under currently exercisable stock options.

(7) Includes 100,000 shares which may be acquired by Mr. McGregor under currently exercisable stock options.

(8) Includes 78,000 shares which may be acquired by Mr. Gabbard under currently exercisable stock options. Also includes 3,000 shares owned by Mr. Gabbard's minor children.

(9) Includes 90,000 shares which may be acquired by Mr. Patrick under currently exercisable stock options.

(10) Includes 40,000 shares which may be acquired by Mr. Pell under currently exercisable stock options and 8,200 shares held by Mr. Pell's wife.

(11) Represents 40,000 shares which may be acquired by Mr. Briggs under currently exercisable stock options. Mr. Briggs is a director of GPC, which is the parent of GPCL, but no shares held by GPCL have been attributed to Mr. Briggs.

(12)     See notes (4) through (11).

                        ITEM 1 -- ELECTION OF DIRECTORS

         The Board of Directors of the Company is divided into three classes, Class I, Class II and Class III, the members of which serve staggered three year terms. Effective September 1, 1996, Charles E. Miller, a member of Class III, resigned as a director of the Company. Thereafter, the number of directors was reduced to eight and the size of Class III was reduced to two members. Two Class III directors are to be elected at the Annual Meeting.

         The Board of Directors has nominated the persons listed below as "Nominees" to be elected as Class III directors, each to serve for a three year term expiring at the 2000 Annual Meeting of Stockholders and until his successor is duly elected and qualified. All nominees are presently directors of the Company whose terms expire at the Annual Meeting. All other directors remaining on the Board of Directors will continue in office until the expiration of their respective terms at the 1998 or 1999 Annual Meeting of Stockholders, as indicated below.

         Directors will be elected by a plurality of the votes cast at the Annual Meeting. If properly signed and returned to the Company at or prior to the Annual Meeting, the accompanying proxy card will be voted for the election of the nominees listed below, unless contrary instructions are given. Although the Board of Directors has no reason to believe that any of the nominees listed below will decline or be unable to serve as a director, should that occur, the persons appointed as proxies in the accompanying proxy card intend to vote, unless the number of nominees or directors is reduced by the Board of Directors, for such other nominee or nominees as the Board of Directors may designate.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS LISTED BELOW AS "NOMINEES."

                                    NOMINEES

                        CLASS III - TERM EXPIRES IN 2000


         U. E. PATRICK, 68, has been a director of the Company since June 1991. He served as President, Chief Executive Officer and a director of Patrick Petroleum Company ("PPC"), Jackson, Michigan, and of its predecessor from its incorporation in 1963 until it was acquired by GPC in August 1995. He was the Chairman of the Board and a director of GPC from August 1995 until March 1996. Mr. Patrick has been engaged in oil and gas exploration and production since 1962 and is presently engaged in various investment activities.

         ANTHONY D. PELL, 58, has been a director of the Company since June 1994. Mr. Pell is a director of Rochdale Investment Management, Inc., New York, New York. He was the President and a co-owner of Pell, Rudman & Co., Boston, Massachusetts, an investment advisory firm from 1981 until 1993, when it was acquired by United Asset Management Company, and since 1993 he has served as a consultant. Mr. Pell was a director of Metretek, Incorporated ("Metretek") from 1985 until Metretek was acquired by the Company in March 1994. Mr. Pell was associated with the law firm of Coudert Brothers from 1966 to 1968 and with the law firm of Cadwalder, Wickersham and Taft from 1968 to 1972, specializing in estate and tax planning. In 1972, Mr. Pell joined Boston Company Financial Strategies, Inc. as a Vice President and was appointed a Senior Vice President in 1975.

                              CONTINUING DIRECTORS

                         CLASS I - TERM EXPIRES IN 1998


         W. PHILLIP MARCUM, 53, a founder of the Company, has served as the President, Chief Executive Officer, Chairman of the Board and a director of the Company since April 1991. He also serves as the Chairman and Chief Executive Officer of each of the Company's four wholly-owned subsidiaries. He currently serves on the board of directors of one public corporation, Key Energy Group, Inc., East Brunswick, New Jersey, an oil field service provider, and one privately-held corporation, Hydrologic, Inc., Asheville, North Carolina, a water analysis company. From November 1987 until February 1991, Mr. Marcum was employed in the corporate finance department of Boettcher & Company, Denver, Colorado, serving as a Senior Vice President. From 1976 to 1987, Mr. Marcum was employed by MGF Oil Corporation, Midland, Texas, serving as its President and Chief Executive Officer the last three of those years.

         BASIL M. BRIGGS, 61, has been a director of the Company since June 1991. He has been a practicing attorney in Detroit, Michigan since 1961 and is currently practicing law with Basil M. Briggs, P.C., which is of counsel with Miro, Weiner & Kramer, P.C., Bloomfield Hills, Michigan. He was the President of Briggs & Williams, P.C., Attorneys at Law, from its incorporation in 1977 through 1986. Mr. Briggs was the Secretary of PPC from 1984, and a director of PPC from 1970, until it was acquired by GPC in August 1995. Since August 1995, he has been a director of GPC.

         ROBERT LLOYD, 58, has been a director of the Company since July 1993. He currently manages his personal investments. From 1988 to 1989 he was an Executive Director of Interallianz London Limited, the wholly-owned corporate finance subsidiary of Interallianz Bank Zurich A.G. Mr. Lloyd formerly held several positions with Drexel Burnham Lambert Inc. and affiliates, including Managing Director and Senior Corporate Finance Officer in Europe.

                        CLASS II - TERM EXPIRES IN 1999

         A. BRADLEY GABBARD, 42, a founder of the Company, has been a director of the Company since April 1991, and has served as the Executive Vice President of the Company since July 1993 and the Chief Financial Officer and Treasurer of the Company since August 1996 and from April 1991 until July 1993. He also served as the Vice President and the Secretary of the Company from April 1991 through July 1993. Mr. Gabbard has served as the President of Marcum Fuel Systems, Inc., a subsidiary of the Company, since July 1993. From October 1990 to February 1991, Mr. Gabbard was employed by Boettcher & Company, serving as Vice President in its research department. In 1987, Mr. Gabbard joined Great Horn, Inc., a privately held New York based investment corporation, as its Vice President in charge of western oil and gas investment activities. In 1988, Great Horn acquired a controlling interest in Premier Resources, Ltd., Denver, Colorado, and appointed Mr. Gabbard as the Executive Vice President and Chief Operating Officer, where he served until the sale of Premier in 1990. From 1981 to 1987, Mr. Gabbard was employed by Search Drilling Company, Wichita, Kansas, a privately held oil and gas company, initially serving as its Vice President of Finance, and later as an Executive Vice President. From 1976 to 1981, Mr. Gabbard was employed in the Oklahoma City office of Ernst and Whinney (now Ernst and Young), principally serving clients in the oil and gas industry. Mr. Gabbard is a certified public accountant.

         STEPHEN E. MCGREGOR, 47, has been a director of the Company since July 1993. Since 1992, Mr. McGregor has been involved in private financial consulting and investment banking activities and is currently a senior advisor to B.T. Wolfensohn. Mr. McGregor was a partner of Skadden, Arps, Slate, Meagher & Flom in the firm's Washington, D.C. office from 1982 until 1992, during which time he led the international energy practice, and was of counsel from 1992 until March 1996.

         ALBERT F. THOMASSON, 55, has been a director of the Company since March 1994. Mr. Thomasson was a director of Metretek from 1981 until it was acquired by the Company in March 1994. For the past five years, Mr. Thomasson has been President of AFT Corporation, which provides management consulting services to selected businesses in the Birmingham, Alabama area; President of AFTCO Properties, Inc. and Brookhaven Properties III, Inc., which are engaged in residential real estate development in the Birmingham area; President of Thomasson, Coal & Coke, Inc., which is a manufacturer of alloy block for foundries until it merged into AFT Corporation in 1996; and Managing General Partner of Opto Oil and Gas Company, which is engaged in the exploration and development of oil and gas fields.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held seven meetings during 1996. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he served during the period that he served.

         The Board of Directors has a standing Audit Committee and Compensation Committee, but no standing nominating committee.

         The Audit Committee, consisting of Messrs. Patrick, Thomasson and Lloyd, met one time during 1996. The function of the Audit Committee is to recommend the appointment of the independent public accountants, to review the nature and scope of the services of the independent public accountants, to confer with the independent public accountants and to review the results of their audit and the Company's internal accounting controls, and to provide assistance to the Board of Directors with respect to the corporate and reporting practices of the Company.

         The Compensation Committee, consisting of Messrs. Marcum, Patrick and McGregor, met two times during 1996. The function of the Compensation Committee is to make recommendations to the Board of Directors regarding compensation to be paid to the Company's executive officers.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The executive officers of the Company are as follows:

         W. PHILLIP MARCUM, 53, a founder of the Company, has served as the President, Chief Executive Officer, Chairman of the Board and a director of the Company since April 1991. He also serves as the Chairman and Chief Executive Officer of each of the Company's direct wholly-owned subsidiaries.

         A. BRADLEY GABBARD, 42, a founder of the Company, has served as a director of the Company since April 1991, the Executive Vice President of the Company since July 1993, and the Chief Financial Officer and Treasurer of the Company since August 1996 and from April 1991 until July 1993. He also served as the Vice President and Secretary of the Company from April 1991 through July 1993. Since July 1993, Mr. Gabbard has also served as the President of Marcum Fuel Systems, Inc., a subsidiary of the Company.

         Certain other key employees of the Company and its subsidiaries are as follows:

         WOOD A. BREAZEALE, JR., 67, has been the President, Chief Operating Officer and a director of Southern Flow Companies, Inc., since May 1993. Mr. Breazeale was formerly President and Chief Operating Officer of the Southern Flow Companies, a division of Homco International, Inc., and a Vice President of Homco International, Inc. from 1979 until the Company purchased the assets of the Southern Flow Companies division of Weatherford in April 1993. Mr. Breazeale founded Southern Flow Companies in 1953.

         RONALD W. MCKEE, 49, has been the President and Chief Operating Officer of Metretek since September 1995. Mr. McKee had previously been the Vice President of Marketing of Metretek since joining Metretek in 1989. From 1970 to 1989, Mr. McKee held various sales and marketing management positions with Rockwell International, Pittsburgh, Pennsylvania and became the general sales and marketing manager for Rockwell International's plug valve business unit in 1987.

         GARY J. ZUIDERVEEN, 38, has been the Controller of the Company since May 1994 and the Secretary and Principal Accounting Officer of the Company since August 1996. From June 1992 until May 1994, Mr. Zuiderveen was the General Accounting Manager at the University Corporation for Atmospheric Research in Boulder, Colorado. From 1983 until June 1992, Mr. Zuiderveen was employed in the Denver, Colorado office of Deloitte & Touche LLP, providing accounting and auditing services to clients primarily in the manufacturing and financial services industries and serving in the firm's national office accounting research department.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

         The following table sets forth the total compensation that the Company paid or accrued for each of the last three completed fiscal years to its Chief Executive Officer and its only other executive officer ("Named Executive Officers") whose salary and bonus exceeded $100,000 in the fiscal year ended December 31, 1996 ("fiscal 1996"):

                          SUMMARY COMPENSATION TABLE



                                                                              LONG TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                               ANNUAL COMPENSATION             ------
      NAME AND                                 -------------------      SECURITIES UNDERLYING         ALL OTHER
 PRINCIPAL POSITION             YEAR         SALARY($)        BONUS($)       OPTIONS (#)          COMPENSATION ($) (1)
-------------------             ----         ---------        --------       -----------          ---------------------
W. Phillip Marcum                1996           162,000        21,900        305,000 (2)               12,678
   President and Chief           1995           162,000         2,250            -0-                    5,869
   Executive Officer             1994           180,000           -0-        120,000 (3)                5,594

A. Bradley Gabbard               1996           121,000        13,200         93,000 (2)                8,821
   Executive Vice President      1995           117,000         1,625            -0-                    4,461
   and Chief Financial           1994           130,000           -0-         48,000 (3)                4,603
   Officer

--------------------

(1) Represents amounts paid or accrued by the Company on behalf of the Named Executive Officers in fiscal 1996 for (i) matching contributions under the Company's 401(k) plan of $4,750 for Mr. Marcum and $3,776 for Mr. Gabbard; (ii) amount reimbursed for the payment of taxes of $5,963 for Mr. Marcum and $3,578 for Mr. Gabbard; (iii) premiums for group term life insurance of $877 for Mr. Marcum and $655 for Mr. Gabbard; and (iv) premiums for long-term disability insurance of $1,088 for Mr. Marcum and $812 for Mr. Gabbard.

(2) Includes options originally granted prior to 1996 to Mr. Marcum (280,000) and Mr. Gabbard (78,000) that were repriced in 1996.

(3) Represents options originally granted prior to 1994 at exercise prices in excess of $4.13 per share that were repriced to $4.13 per share in 1994. No other options were granted in 1994.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

         The Company has entered into employment agreements for the services of
W. Phillip Marcum, its President, Chief Executive Officer and Chairman of the Board, and A. Bradley Gabbard, its Executive Vice President and Chief Financial Officer. Each employment agreement was originally for a period of three years commencing on June 11, 1991, and automatically extends for additional one-year periods unless either party gives 60 days notice of termination. Each employment agreement is presently in the third one-year extension period. The original base salaries under these employment agreements were $100,000 for Mr. Marcum and $80,000 for Mr. Gabbard. These salaries, which are subject to further upward adjustments at the discretion of the Board of Directors, are currently set at $162,000 for Mr. Marcum and $125,000 for Mr. Gabbard. In addition to the base annual compensation, the employment agreements provide, among other things, standard benefits commensurate with the management levels involved. The employment agreements also provide for the Company to establish an incentive compensation fund, to be administered by the Compensation Committee of the Board of Directors, to provide for incentive compensation to be paid to each officer or employee (including Messrs. Marcum and Gabbard) deemed by the Compensation Committee to have made a substantial contribution to the Company in the event of a change of control of the Company or of the sale of substantially all of the assets of the Company or similar transactions. The total amount of incentive compensation from the fund available for distribution will be determined by a formula based on the amount by which the fair market value per share of the Common Stock exceeds $2.52, multiplied by a factor ranging from 10-20% depending upon the ratio of the fair market value to $2.52. In the case of the sale of a significant subsidiary of the Company or substantially all of the assets of a significant subsidiary, a similar pro rata distribution is required. The employment agreements also contain certain restrictions on each employee's ability to compete, use of confidential information and use of inventions and other intellectual property.

         Effective February 1, 1996, the Company adopted the 1996 Employee Stock Purchase Plan, pursuant to which all full-time employees of the Company, including the Named Executive Officers, were entitled to purchase shares of the Company's Common Stock at a purchase price equal to fifty percent (50%) of the market value of the Common Stock, which market value was equal to the closing sale price of the Common Stock as reported on the Nasdaq National Market. A total of

200,000 shares of Common Stock have been reserved for issuance under the Employee Stock Purchase Plan, of which 183,913 shares were issued during 1996. The Board of Directors has since discontinued the 1996 Employee Stock Purchase Plan.

STOCK OPTION GRANTS

       On March 8, 1996, the Board of Directors authorized, subject to stockholder approval (which occurred on June 4, 1996), the repricing of all stock options held by the officers, directors, employees and consultants of the Company to an exercise price of $1.59 per share, the last sale price of the Common Stock on the date of the Board of Directors' authorization as reported on the Nasdaq National Market. A total of 280,000 options held by Mr. Marcum and 78,000 options held by Mr. Gabbard were repriced to $1.59 per share.


       The following table sets forth certain information with respect to stock option grants during fiscal 1996 to the Named Executive Officers:


                       OPTION GRANTS IN LAST FISCAL YEAR


                                              INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------
                          NUMBER OF SECURITIES          % OF TOTAL OPTIONS
                              UNDERLYING               GRANTED TO EMPLOYEES      EXERCISE         EXPIRATION
NAME                      OPTIONS GRANTED (#) (1)       IN FISCAL YEAR (2)     PRICE ($) (3)         DATE
----                      -----------------------      --------------------    -------------       --------
W. Phillip Marcum                  160,000 (4)                  16.7                1.59          Aug. 6, 2002
                                    60,000 (5)                   6.3                1.59          Mar. 5, 2003
                                    60,000 (5)                   6.3                1.59          May 19, 2003
                                    25,000                       2.6                0.88          Dec. 2, 2006

A. Bradley Gabbard                  30,000 (4)                   3.1                1.59          Aug. 6, 2002
                                    24,000 (5)                   2.5                1.59          Mar. 5, 2003
                                    24,000 (5)                   2.5                1.59          May 19, 2003
                                    15,000                       1.6                0.88          Dec. 2, 2006

--------------------

(1) As of December 31, 1996, all options were fully vested and fully exercisable.

(2) Based upon 957,087 options granted by the Company during 1996 to employees, consisting of 234,000 new options and 723,087 repriced options.

(3) The exercise price of the options is the per share market value of the underlying Common Stock, based upon the last sale price of the Common Stock as reported on the Nasdaq National Market, on the date of grant or the repricing, as appropriate.

(4) These options, which were originally granted prior to 1996 at an exercise price equal to the per share market value of the underlying Common Stock on the date of grant, were repriced in 1996 to the current exercise price, which was the per share market value of the underlying Common Stock on the date the Board of Directors authorized the repricing.

(5) These options, which were originally granted prior to 1994 at an exercise price equal to the per share market value of the underlying Common Stock on the date of grant, and repriced on June 17, 1994 to the per share market value of the underlying Common Stock on such date, were repriced in 1996 to the current exercise price, which was the per share market value of the underlying Common Stock on the date the Board of Directors authorized the repricing.

STOCK OPTION EXERCISES AND VALUES

                 The following table sets forth certain information, based upon the last sale price of the Common Stock on December 31, 1996 as reported on the Nasdaq National Market, with respect to stock options held by the Named Executive Officers on December 31, 1996:


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                       AND FISCAL YEAR-END OPTION VALUES


                                                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                        OPTIONS AT  FISCAL YEAR-END    AT FISCAL YEAR-END ($)(1)
                          SHARES ACQUIRED    VALUE      ---------------------------    -------------------------
     NAME                 ON EXERCISE (#)  REALIZED($)   EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
     ----                 --------------   -----------  ---------------------------    -------------------------
     W. Phillip Marcum           0              0               305,000/0                         0/0
     A. Bradley Gabbard          0              0                93,000/0                         0/0

---------------------

(1) The exercise price of all options exceeded the value of the underlying Common Stock based upon the last sale price of the Common Stock on December 31, 1996 ($0.84) as reported on the Nasdaq National Market.

DIRECTOR COMPENSATION

         Directors receive no cash compensation for serving on the Board of Directors or any committees thereof but are reimbursed for the cost of attending Board of Directors and committee meetings. Directors who are not employees of the Company or its subsidiaries receive stock options granted by the Company under the Directors' Stock Option Plan (the "Directors' Plan").
The Directors' Plan, which is administered by the Board of Directors, provides for the granting of non-qualified stock options for the purchase of up to 650,000 shares of Common Stock to non-employee directors of the Company. Each person who is first elected or appointed to serve as a non-employee director of the Company is automatically granted an option to purchase 20,000 shares of Common Stock. On the date of the Annual Meeting of Stockholders each year, each person who has served as a non-employee director for the previous six months is automatically granted an option to purchase 10,000 shares of Common Stock. Additional options can be granted to non-employee directors in the discretion of the Board of Directors. All options vest immediately upon grant and are exercisable at a price equal to the fair market value of the Common Stock on the date of grant. On June 4, 1996, the Directors' Plan was amended to reprice all options outstanding on March 8, 1996, the date the Board of Directors authorized such repricing, to $1.59 per share, the last sale price of the Common Stock on such date as reported on the Nasdaq National Market. As of December 31, 1996, options to purchase 300,000 shares of Common Stock were outstanding under the Directors' Plan at exercise prices ranging from $1.53 to $1.59 per share.

         On March 7, 1997, options to purchase 50,000 shares of Common Stock were granted to Mr. McGregor and options to purchase 10,000 shares of Common Stock were granted to Mr. Lloyd under the Directors' Plan at an exercise price of $1.03 per share for personal services rendered in connection with a strategic alliance between Metretek and CellNet Data Systems, Inc. ("CellNet"). See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE REPORT ON STOCK OPTION REPRICING

         The Compensation Committee of the Board of Directors has furnished the following report on the 1996 stock option repricing:

         During late 1995 and early 1996, members of the Compensation Committee held several discussions and meetings with respect to the option exercise prices for the stock options granted by the Company, including options granted under the Company's 1991 Stock Option Plan, the Company's Directors' Stock Option Plan and the Metretek Incentive Stock Option Plans, and other options granted to consultants and others. As a result of those discussions and meetings on March 7, 1996, the Committee recommended the repricing of stock options with an effective date of June 4, 1996 at an exercise price of $1.59 per share for the reasons discussed below. The stock option repricing was authorized by the Board of Directors and the stock option committees on March 8, 1996 and approved by the stockholders at the Annual Meeting of Stockholders held June 4, 1996.

         In making its recommendation, the Committee discussed the Company's compensation policy and stock option programs. The Committee concluded that as a result of the decline in the Company's stock price, current options with high exercise prices in excess of the current stock price were not providing reasonable compensation or incentives for the Company's officers, employees, directors and consultants. The Committee also concluded that the future growth and success of the Company was dependent upon its ability to successfully attract, retain and motivate its officers, employees, directors and consultants, which serves the best interests of the Company and its stockholders. The Committee noted the importance of the Company's stock option programs in accomplishing these goals, especially for small and technology-based companies like the Company which utilize stock options as a significant portion of their compensation and incentives. The Committee concluded that the use of stock options also aligns the interests of the optionees with the interests of the stockholders, which was in the best interests of the stockholders.

         The Committee took note of the fact that the decline of the price of the Company's Common Stock over the past few years had caused virtually all of the Company's outstanding options granted to its officers, employees, directors and consultants to be "underwater," with exercise prices substantially higher than the Company's recent stock price. It was noted that most options were exercisable at prices more than twice as high as the Company's recent price.

         It was pointed out that in 1994, all outstanding options (other than those issued pursuant to the Directors' Stock Option Plan) exercisable at a price in excess of $4.13 per share were repriced to $4.13 per share. The Committee noted that since that time, the Company's stock price had continued to fall by more than 50%. It was the opinion of the Committee that existing stock options were not providing proper incentives to the holders of options, that the purposes of the Company's stock option program were not being achieved, that the current stock options were not providing appropriate compensation, and that reducing the exercise price of options to the current market value was essential to further the purposes of the stock option program and was in the best interests of the Company and its stockholders. It was noted that the receipt of options under the Directors' Stock Option Plan is the sole means (other than expense reimbursement) by which non-employee Directors are compensated for their services as members of the Board of Directors.

         The Committee reviewed and discussed the legal issues and considerations relating to the repricing of stock options. The Committee consulted with counsel and analyzed the requirements for disclosure of the repricing of stock options in the Company's filings with the Securities and Exchange Commission ("SEC"), the effects of the repricing under the short-swing profits recapture provisions of the federal securities laws, the stockholder approval requirements and the necessary Proxy Statement disclosure. The Committee also consulted informally with its financial advisors and, based on such consultation and advice, concluded that the repricing of stock options would not have a long-term detrimental effect on the market for the Common Stock. The Committee recognized the importance of acting in accordance with the stockholders' wishes and would not consider repricing options without stockholder approval.

         Based on the foregoing and other discussions among the Committee members, the Committee concluded that a reduction in the exercise price of outstanding options held by officers, employees, directors and consultants was appropriate to provide meaningful incentives to option holders to operate the Company with the goal of maximizing stockholder value and would provide appropriate compensation for services. Accordingly, the Committee unanimously concluded that all outstanding stock options held by the officers, employees, directors and consultants of the Company should be, subject to the approval of the stockholders, repriced on June 4, 1996, the date of the 1996 Annual Meeting of Stockholders, with the option exercise price being $1.59, the last sale price of the Company's Common Stock as reported on the Nasdaq National Market on March 8, 1996, the date the Board of Directors adopted, approved and recommended that the stockholders approve the repricing proposal, and that all other terms of the options, including vesting and termination, should remain unchanged.


                                       COMPENSATION COMMITTEE


                                       W. Phillip Marcum
                                       U. E. Patrick
                                       Stephen E. McGregor



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Charles E. Miller, a former consultant of the Company and a director of the Company until his resignation effective September 11, 1996, is the founder, Chairman of the Board, President, Chief Executive Officer and a principal stockholder of Engineering Measurements Company ("EMCO"), a stockholder of the Company. In May 1991, the Company entered into two agreements with EMCO, which included certain licensing and manufacturing obligations with respect to the Company's compressed natural gas ("CNG") dispensers. The Company agreed to pay EMCO a 5% royalty on gross sales and leases of CNG dispensers and related products (and/or components of systems which incorporate or utilize the technology licensed by EMCO to the Company) realized through 1997, subject to a minimum royalty of $50,000 per year. The Company paid a royalty to EMCO of $50,000 in 1995 and in 1996. The relationships established by Mr. Miller with both companies have presented the possibility of conflicts of interest that may have been resolved in some cases contrary to the Company's best interests.

         Marcum Gas Transmission, Inc., a wholly-owned subsidiary of the Company, and GPCL, a significant stockholder of the Company, are co-managing general partners of, and also hold limited partnership interests in, Marcum-Patrick Pipeline Program 1993-1 L.P., a limited partnership which holds a 33.3% membership interest in Bayou South Gas Gathering Company, L.C., which owns certain natural gas gathering systems and related assets in northwest Louisiana and northeast Texas.

         On March 7, 1997, options to purchase 50,000 shares of Common Stock were granted to Mr. McGregor and options to purchase 10,000 shares of Common Stock were granted to Mr. Lloyd under the Directors' Plan at an exercise price of $1.03 per share for personal services rendered by such non-employee directors in connection with the strategic alliance between Metretek and CellNet. In addition, the Board of Directors may, in its discretion in 1998, grant options to purchase up to an additional 50,000 shares of Common Stock to Mr. McGregor and up to an additional 10,000 shares of Common Stock to Mr. Lloyd as additional compensation for their personal services in connection with the CellNet strategic alliance, depending upon the value of the CellNet strategic alliance to the Company as determined by the Board of Directors at such time.

         Any future material transactions between the Company and its affiliates will be approved by a majority of the disinterested directors.

                     ITEM 2 -- REVERSE STOCK SPLIT PROPOSAL

         The Board of Directors (the "Board") is seeking stockholder approval of a proposal, which it has unanimously approved, to amend Article Fourth of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), to implement a Reverse Split of the Company's Common Stock in the range between one-for-two and one-for-four, inclusive, in the event the Board of Directors determines that a Reverse Split is necessary or advisable at any time within one year from the date of the Annual Meeting, with the exact size of the Reverse Split to be determined by the Board of Directors.

         ALTHOUGH THE BOARD OF DIRECTORS IS NOT PROPOSING TO IMPLEMENT THE REVERSE SPLIT AT THIS TIME, the Board is seeking stockholder approval of the Reverse Split Proposal in advance of a decision by the Board to implement the Reverse Split in order to promptly respond to developments that the Board, in its discretion, determines makes such Reverse Split necessary or advisable. The Company's Common Stock is listed and traded on the Nasdaq National Market. The Nasdaq Stock Market recently announced proposed changes to the maintenance standards for continued listing on the Nasdaq National Market, including a requirement that the minimum bid price per share be at least $1.00. Bid prices for the

Company's Common Stock have been less than $1.00 per share on a majority of the trading days since October 17, 1996. As of May 1, 1997, the closing bid price of the Company's Common Stock as reported on the Nasdaq National Market was $_____ per share. The proposed changes to Nasdaq's maintenance criteria are subject to SEC approval. In order to be in a position to respond to the proposed change in Nasdaq listing requirements, should it be implemented, the Company is seeking authorization to implement the Reverse Split. In addition, the Board believes that the Reverse Split may be necessary or advisable in order to improve the liquidity and marketability of the Company's Common Stock, and to respond to future opportunities which may arise to raise additional capital, based upon future developments in the business affairs of the Company, of the market and of the economy.

         The Reverse Split will not be implemented automatically if the stockholders approve the Reverse Split Proposal. Implementation of the Reverse Split will only occur, if stockholder approval is obtained, upon a subsequent decision by the Board, in its discretion within one year of the date of the Annual Meeting, to implement the Reverse Split. All references to the effects of, and other descriptions of, the Reverse Split in this Proxy Statement will only apply if the Reverse Split is approved by the stockholders and subsequently implemented by the Board. In addition, the exact size of the Reverse Split of the Company's Common Stock will be fixed by the Board in the range between one-for-two and one-for-four, inclusive, if and at the time the Board determines to implement the Reverse Split.

REASONS FOR THE REVERSE SPLIT

         The Company's Common Stock is currently listed and traded on the Nasdaq National Market. Under the Nasdaq National Market's current maintenance criteria, listed companies must, among other requirements, either maintain a minimum bid price of at least $1.00 per listed share or, alternatively, have $3,000,000 in market value of public float and $4,000,000 in net tangible assets. Because of this alternative, the Company has been able to continue its inclusion on the Nasdaq National Market even though its bid price has closed below $1.00 on a majority of the trading days since October 17, 1996. However, in November 1996, the board of directors of the Nasdaq Stock Market proposed changes to the listing and maintenance requirements for the Nasdaq National Market. Included in the proposed changes is the elimination of the alternative to the $1.00 minimum bid price. As presented to the SEC, the proposed new maintenance criteria require that minimum bid price per share be at least $1.00, without alternative or exception. These rule proposals are subject to SEC comment and approval, which has not yet been obtained, and thus the Company can give no assurance as to whether the proposals will be adopted as presented or, if adopted, whether they will be adopted as presented or changed, or when they will become effective. However, management believes it is likely that the $1.00 minimum bid price requirement will be adopted within the next few months and, accordingly, the listing of the Company's Common Stock on the Nasdaq National Market could be jeopardized. As currently proposed by Nasdaq, the $1.00 minimum bid price per share listing requirement would apply not only for listing and trading on the Nasdaq National Market but also for listing and trading on the Nasdaq SmallCap Market. Accordingly, in the event the Company is unable to meet the $1.00 minimum bid price requirement for continued listing on the Nasdaq National Market, trading of the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or on Nasdaq's OTC Bulletin Board. Consequently, the liquidity of the Company's Common Stock could be impaired through delays in the timing of transactions, reduction in the news media's coverage of the Company, and lack of investment analyst interest in covering the Company.

         The Board believes that approval of the proposal to give the Board authority to implement a Reverse Split within the specified range is desirable so that, if the Board determines the Reverse Split is necessary or advisable, it will be able to promptly implement a Reverse Split without the delay and expense of calling a special meeting of stockholders. The Board believes this flexibility is important and in the best interest of the stockholders because it will enable the Board to promptly take measures to increase the minimum bid price of the Company's Common Stock to meet the minimum level required by the Nasdaq National Market for continued inclusion.

         In addition, the Board believes that the relatively low market price per share of the Company's Common Stock may be impairing the marketability of the Common Stock to institutional investors and members of the investing public. In theory, the number of shares outstanding should not, in and of itself, affect the marketability of the Common Stock, the nature of investors who purchase the Common Stock, or the Company's reputation in the financial community. In practice, however, the Company believes many brokerage firms and institutional investors are reluctant to recommend lower priced stock to their clients or to hold them in their portfolios because they are perceived to be speculative in nature. This impairment of marketability may affect not only the liquidity and trading price of the Common Stock, but also the Company's ability to raise additional capital through the sale of equity securities or securities convertible into equity securities. In addition, many brokerage houses have policies and practices that discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stock economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue. Any reduction in brokerage commission resulting from a Reverse Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by the Reverse Split.

         The Board believes that the decrease in the number of shares of Common Stock outstanding resulting from the Reverse Split, if it is implemented, will increase the trading price of the outstanding shares and thus stimulate greater interest in the Common Stock by the financial community and the investing public, promote greater liquidity for the Company's stockholders, and result in a bid price level for the Common Stock after the Reverse Split that will permit it to maintain its Nasdaq National Market listing. The Board also believes that the Reverse Split will result in a price level for the Common Stock that will mitigate the present reluctance, policies and practices of brokerage firms, and diminish the adverse impact of trading commissions and recommendation restrictions on the potential market for the Company's Common Stock. However, there is no assurance that the Reverse Split will achieve the desired results, that the price per share of the Common Stock after the Reverse Split will increase at all or proportionately with the decrease in the number of shares, that the Common Stock will achieve the desired additional marketability, or that any price increase can be sustained for a prolonged period of time. Also, it is possible that the liquidity of the Common Stock after the Reverse Split may be adversely affected by the reduced number of shares outstanding if the proposed Reverse Split is implemented. In addition, the Reverse Split might leave some stockholders with one or more "odd lots" of the Company's Common Stock (stock in amounts of less than 100 shares), which may be more difficult to sell or require greater commission per share to sell than shares in round lots of 100. Although any increase in the market price of the Common Stock resulting from the Reverse Split may be proportionately less than the decrease in the number of shares outstanding, the Board believes that the proposed Reverse Split should result in a market price for the shares that would be high enough to maintain the Nasdaq National Market listing, to overcome the reluctance, policies and practices at brokerage houses and institutional investors referred to above and to diminish the adverse impact of correspondingly high trading commissions on the market for the Common Stock.

PRINCIPAL EFFECTS OF THE REVERSE SPLIT

         The Reverse Split will become effective only in the event the Board, in its discretion at any time within one year after the date of the Annual Meeting, determines that the Reverse Split is necessary or desirable, and directs one or more officers of the Company to file a Certificate of Amendment to the Restated Certificate with the Secretary of State of the State of Delaware. If the Reverse Split Proposal is adopted by the stockholders at the Annual Meeting, no further authorization or approval by the stockholders would be required in order for the Board to implement the Reverse Split.

         In the event the Board determines to implement the Reverse Split, then the Reverse Split shall become effective upon the close of business on the date of the filing of the Certificate of Amendment to the Restated Certificate with the Secretary of State of the State of Delaware (the "Effective Date"). Upon the Effective Date, each between two and four shares of Common Stock then issued and outstanding ("Pre-Split Common Stock"), as determined by the Board, will automatically, without any action on the part of the holders of such Common Stock, be converted into one share of Common Stock ("Post-Split Common Stock"), subject to the cash payment for fractional shares discussed below. From and after the Effective Date of the Reverse Split, certificates representing shares of Pre-Split Common Stock shall be deemed to represent only the number of whole shares of Post-Split Common Stock into which the shares of Pre-Split Common Stock were converted and the right to receive cash in lieu of any fractional share of Post-Split Common Stock.

         Based upon the 12,307,327 shares of Common Stock outstanding as of the Record Date, the Reverse Split, if implemented, would reduce the number of outstanding shares of Common Stock to between approximately 6,153,663 and 3,076,831, depending on the exact size of the Reverse Split and subject to adjustment as a result of the elimination of fractional shares. The Reverse Split would not affect the par value of the Common Stock, which is and will remain $.01 per share, or the number of authorized shares of Common Stock, which is and will remain 25,000,000 shares. Accordingly, because the Reverse Split would result in a reduction in the number of shares of Common Stock outstanding, without any decrease in the authorized number of shares of Common Stock or increase in the par value of the Common Stock, the Reverse Split would result in an increased number of shares of Common Stock authorized and available for issuance, a decrease in the stated capital of the Company and a corresponding increase in aggregate capital in excess of par value. Except for changes resulting from the Reverse Split as described herein, the rights and privileges of holders of shares of Common Stock would remain unchanged, and implementation of the Reverse Split would not result in any change of the relative equity interest in the Company or the voting power or the rights and privileges of the holders of Common Stock. Similarly, the Reverse Split would not affect the authorized number or par value of any series of the Preferred Stock, which would remain at 2,500,000 shares of Preferred Stock, par value $.01 per share, or the rights and preferences of holders thereof, except that the amount and exercise price of the rights to purchase Series C Preferred Stock pursuant to the Company's Rights Agreement, and the rights and privileges of the holders of Series C Preferred Stock, would be proportionately adjusted to reflect the Reverse Split.

         If the Reverse Split is implemented, then (depending on the exact size of the Reverse Split fixed by the Board) each outstanding option or warrant would automatically become an option or warrant, as the case may be, to purchase between 50% and 25% of the number of shares subject to the option or warrant immediately prior to the Reverse Split at an exercise price which is two to four times the exercise price of the option or warrant immediately prior to the Reverse Split, subject to adjustment as a result of the elimination of fractional shares. In addition, the shares available for issuance under the Company's 1991 Stock Option Plan and Directors' Stock Option Plan would be reduced by between approximately 50% to 25% to reflect the Reverse Split, subject to adjustments required to eliminate fractional shares, and the other relevant terms and provisions of the Company's stock option plans would be appropriately adjusted to reflect the Reverse Split. If the Reverse Split is implemented, the aggregate number of shares of Common Stock reserved for issuance upon exercise of outstanding warrants and options would decrease from approximately 1,609,847 shares of Common Stock to between approximately 804,923 and 402,461 shares of Common Stock, subject to adjustment as a result of the elimination of fractional shares. If the Reverse Split is implemented, then the Company would obtain a new CUSIP number for the Common Stock effective at the time of the Reverse Split.

         Because one effect of the Reverse Split will be to decrease the number of shares of Common Stock outstanding without any increase in the par value of the Common Stock, the Company's stated capital would be reduced, but the aggregate capital in excess of par value attributable to the outstanding Common Stock would be correspondingly increased. Under Delaware law, the Board would have the authority, subject to certain limitations, to transfer some or all of such capital in excess of par value from capital to surplus. The Company has no plans to make such a transfer of capital at this time.

         If the Reverse Split is implemented, then the decrease in number of shares of Common Stock outstanding and reserved for issuance pursuant to the exercise of options and warrants will result in an increase in the number of shares of Common Stock available for issuance by the Board for raising additional capital, stock options and warrants, acquisitions, stock splits, stock dividends or other corporate purposes. The Board will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted. Like the presently authorized but unissued shares of Common Stock, the additional shares of Common Stock which would become available for issuance upon the implementation of the Reverse Split would be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of the Nasdaq Stock Market or any other stock exchange or stock market on which the Common Stock may be listed in the future. Holders of Common Stock have no preemptive rights to subscribe to or for any additional shares of the Company. Except in certain cases such as stock dividends, the issuance of additional shares of Common Stock would have the effect of diluting the voting power of existing stockholders. The Company has no present arrangements, commitments, understandings or agreements with respect to the sale or issuance of any additional shares of Common Stock, except in connection with outstanding options and warrants and an existing license arrangement. Although a proposal with the effect of an increase in the number of authorized but unissued shares of Common Stock of a company may be construed as having an anti-takeover effect, neither the management of the Company nor its Board views this proposal in that perspective. The proposal has not been prompted by an effort by anyone to gain control of the Company, and the Company is not aware of any such attempt. However, authorized but unissued shares of Common Stock could be used by the Board to frustrate or make more difficult a change in control of the Company. For example, shares of Common Stock could be placed privately with purchasers who might side with the Board in opposing a hostile takeover bid, or shares of Common Stock could be issued in order to dilute the ownership interest of such persons, increase the total amount of consideration necessary for such persons to obtain control or increase the voting power of friendly third parties.

EXCHANGE OF CERTIFICATES

         If the Reverse Split is approved by the stockholders and implemented by the Board, then as soon as practicable after the Effective Date, stockholders will be given the option, but will not be required, to exchange their certificates representing shares of Pre-Split Common Stock ("Pre-Split Certificates") for certificates representing the number of whole shares of Post-Split Common Stock ("Post-Split Certificates") into which the shares of Pre-Split Common Stock have been converted as a result of the Reverse Split. After the Effective Date (if the Reverse Split is implemented), each stockholder will receive a letter of transmittal from the Company's transfer agent, American Securities Transfer
& Trust, Inc., Denver, Colorado (the "Exchange Agent"), who will act as the Exchange Agent in the exchange of stock certificates, containing the necessary materials and instructions. In order to receive Post-Split Certificates, stockholders must surrender their Pre-Split Certificates pursuant to the Exchange Agent's instructions, together with properly executed and completed letters of transmittal and such evidence of ownership of such shares as the Company or the Exchange Agent may require, plus the applicable exchange fees. Pre-Split Certificates not presented for surrender after the Effective Date will be exchanged for Post-Split Certificates the first time they are presented for transfer. From and after the Effective Date, each Pre-Split Certificate will, until surrendered in exchange as described above, be deemed for all corporate purposes to evidence ownership of the whole number of shares of Post-Split Common Stock into which the shares evidenced by such Pre-Split Certificate have been converted pursuant to the Reverse Split, plus the right to receive the cash payment in lieu of any fractional shares of Post-Split Common Stock described below.

DO NOT SEND ANY STOCK CERTIFICATES TO THE COMPANY OR TO THE EXCHANGE AGENT AT THIS TIME. NOTIFICATION OF THE DETAILED PROCEDURES FOR EFFECTING THE EXCHANGE IF THE REVERSE SPLIT IS APPROVED AND IMPLEMENTED WILL BE PROVIDED AT A LATER DATE.

ELIMINATION OF FRACTIONAL SHARES

         If the Reverse Split is implemented, no fractional shares of Post-Split Common Stock will be issued as a result of the Reverse Split. In lieu of receiving fractional shares, stockholders who would otherwise be entitled to receive fractional shares of Post-Split Common Stock will, upon surrender of their Pre-Split Certificates, receive a cash payment in lieu thereof equal to the fair value of such fractional share. Holders of less shares of Common Stock than the number of shares of Pre-Split Common Stock which become converted into one share of Post-Split Common Stock as a result of the Reverse Split will on the Effective Date no longer be stockholders of the Company. The fair value of the Post-Split Common Stock will be based on the last sale price of the Common Stock as reported by the Nasdaq National Market on the Effective Date, or, if there are no reported sales on such date, the average of the last reported high bid and low ask prices on such date. On May ___, 1997, the last sale price of the Common Stock as reported by the Nasdaq National Market was $_____.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to stockholders of the Company, if the Reverse Split is implemented. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the applicable treasury regulations promulgated and proposed thereunder, judicial authority and administrative rulings and practice as in effect on the date hereof. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time and therefore could alter or modify the statements and conclusions set forth below. For the purpose of this discussion, it is assumed that the shares of Common Stock are held as capital assets by stockholders who are United States persons (i.e., citizens or residents of the United States or domestic corporations). This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances, stockholders holding Common Stock as security for borrowings or those stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals). The summary does not discuss any consequence of the Reverse Split under any state, local, foreign, gift or estate tax laws.

         No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME TAX LAWS.

         The Company believes that the Reverse Split, if implemented, would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Split qualifies as a recapitalization described in Section 368(A)(1)(E) of the Code, (i) no gain or loss will be recognized by holders of Common Stock who exchange their shares of Pre-Split Common Stock for shares of Post-Split Common Stock, except that holders of Common Stock who receive cash in lieu of fractional shares will be treated as if the fractional shares were distributed to such holders of shares of Pre-Split Common Stock and then redeemed by the Company and will recognize gain or loss for federal income tax purposes on the redemption of the fractional shares, which will be capital gain or loss if the Common Stock is a capital asset in the hands of such holders; (ii) the tax basis of the shares of Post-Split Common Stock received by holders of shares of Pre-Split Common Stock will be the same as the tax basis of the shares of Pre-Split Common Stock exchanged therefor, less the tax basis allocated to fractional share interests; and (iii) the holding period of the shares of Post-Split Common Stock in the hands of holders of shares of Post-Split Common Stock will include the holding period of their shares of Pre-Split Common Stock exchanged therefor, provided that such shares of Pre-Split Common Stock were held as a capital asset immediately prior to the exchange.

TEXT OF AMENDMENT

         The text of the amendment to the Restated Certificate which would effect at the Reverse Split is attached hereto as Exhibit A and is incorporated herein by this reference. Stockholders are urged to read the amendment in its entirety.

VOTE REQUIRED

         Approval of the Reverse Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Properly signed proxies received by the Company at or prior to the Annual Meeting will be voted in favor of the Reverse Split Proposal, unless contrary instructions are specified.

NO DISSENTERS' RIGHTS OF APPRAISAL

         Under Delaware law, stockholders are not entitled to dissenters' rights of appraisal with respect to the Reverse Split Proposal.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE REVERSE SPLIT PROPOSAL.

   ITEM 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has appointed Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal year ending December 31, 1997. Deloitte & Touche LLP has served as the Company's independent public accountants since 1991, the Company's first fiscal year. Services provided to the Company by Deloitte & Touche LLP in 1996 included the audit of the Company's consolidated financial statements, services related to filings of reports with the Securities and Exchange Commission, preparation of tax returns and consultation in connection with various accounting and tax matters. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, if he so desires, and is expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997. Unless contrary instructions are specified, properly signed proxies received by the Company at or prior to the Annual Meeting will be voted in favor of ratifying the appointment of Deloitte & Touche LLP as the Company's independent public accountants.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1997 FISCAL YEAR.

                                 ANNUAL REPORT

         The Company's 1996 Annual Report, including audited financial statements for the fiscal year ended December 31, 1996, accompanies this Proxy Statement. Stockholders are referred to the Annual Report for financial information about the Company. The Annual Report is not incorporated into this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and any person who owns more than 10% of the outstanding Common Stock of the Company, to file reports of ownership on Form 3 and of changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and the Nasdaq Stock Market, and to furnish the Company with copies of all such reports filed. Based solely upon its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5's were required to be filed by such persons, the Company believes that, during 1996, its executive officers and directors filed all reports required by
Section 16(a), except that the following reports were filed late by the following persons: one report covering one transaction by Mr. Marcum; one report covering one transaction by Mr. Gabbard; one report covering one transaction by Mr. Page; one report covering one transaction by Mr. Miller; and one report covering one transaction by Mr. Thomasson.

                             STOCKHOLDER PROPOSALS

         Any proposal of a stockholder intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company on or before January 8, 1998 and otherwise meet the requirements of applicable federal and state law and regulations in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters are properly presented at the Annual Meeting or at any adjournments or postponements thereof, it is the intention of the persons appointed as proxies in the accompanying proxy card to vote the shares they represent in accordance with their best judgment on such matters.



                                            By Order of the Board of Directors


                                            /s/ GARY J. ZUIDERVEEN

                                            Gary J. Zuiderveen
                                            Secretary


May 8, 1997

                                                                       EXHIBIT A


                              TEXT OF AMENDMENT TO

          ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION


         In the event the Reverse Split Proposal is approved by the stockholders at the Annual Meeting, and thereafter is implemented by the Board of Directors within one year of the date of the Annual Meeting, then Article Fourth of the Company's Restated Certificate of Incorporation shall be amended by adding the following provisions:

         Effective as of 5:00 p.m., New York, New York time, on the date this Certificate of Amendment to this Restated Certificate of Incorporation amending this Article Fourth is filed with the Secretary of State of the State of Delaware ("Reverse Split Effective Date"), each [between two and four, inclusive] issued and outstanding shares of Common Stock, par value $.01 per share, of this Corporation ("Pre-Split Common Stock") shall be automatically, without further action by the holders of the Pre-Split Common Stock, converted into one share of Common Stock, par value $.01 per share, of the corporation ("Post-Split Common Stock") to give effect to a one-for-[between two and four, inclusive] reverse stock split ("Reverse Split"). From and after the Reverse Split Effective Date, each certificate representing shares of Pre- Split Common Stock shall be deemed to represent for all purposes the number of shares of Post-Split Common Stock into which the shares of Pre-Split Common Stock were converted (plus the right to receive a cash payment in lieu of any fractional share as described below).

         Notwithstanding the immediately foregoing sentence, no fractional share of Post-Split Common Stock shall be issued in connection with the Reverse Split. In lieu thereof, each holder of record of shares of Pre-Split Common Stock who would otherwise have been entitled to receive a fractional share of Post-Split Common Stock pursuant to the Reverse Split shall, upon surrender of such holder's certificates representing shares of Pre-Split Common Stock, be entitled to receive a cash payment equal to the last sale price of the Common Stock as reported on the Nasdaq National Market (or, if the Common Stock is not on the Reverse Split Effective Date traded on the Nasdaq National Market, then the principal stock exchange, stock market, or stock system on which the Common Stock is traded) on the Reverse Split Effective Date, or, if there is no reported sale on such date, the average of the last reported high and low bid prices on such date, multiplied by the fractional share, and such amount shall in no event accrue any interest. From and after the Reverse Split Effective Date, all fractional shares shall be canceled and represent only the right to receive the cash payment described in this paragraph.

PROXY                     MARCUM NATURAL GAS SERVICES, INC.                PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 12, 1997



The undersigned stockholder of Marcum Natural Gas Services, Inc. (the "Company") hereby appoints W. Phillip Marcum and A. Bradley Gabbard, or either of them, the proxy or proxies of the undersigned, with full power of substitution, to exercise all the powers that the undersigned would have if personally present to act and to vote all of the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company called to be held on Thursday, June 12, 1997, and at any adjournments and postponements thereof, as follows:



1. To elect two directors of the Company for a three year term expiring at the 2000 Annual Meeting of Stockholders.

        [ ] FOR all nominees listed below (except as marked to the contrary below).
        [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.



                    U. E. Patrick                        Anthony D. Pell


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:)

--------------------------------------------------------------------------------

2. To approve a proposal to consider and vote upon a proposal to amend Article Fourth of the Company's Restated Certificate of Incorporation to implement a reverse split ("Reverse Split") of the Company's Common Stock in the range between one-for-two and one-for-four, inclusive, in the event the Board of Directors determines that a Reverse Split is necessary or advisable at any time within one year from the date of the Annual Meeting with the exact size of the Reverse Split to be determined by the Board of Directors (the "Reverse Split Proposal").



                   [ ]   FOR           [ ]  AGAINST          [ ]  ABSTAIN



3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997.


                   [ ]   FOR           [ ]  AGAINST          [ ]  ABSTAIN


4. In their discretion, the proxies are authorized to take action and to vote upon such other business as may properly come before the meeting and any adjournments and postponements thereof.



         A VOTE FOR EACH ITEM IS RECOMMENDED BY THE BOARD OF DIRECTORS





The shares represented by this proxy card when properly executed will be voted as specified. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR ITEMS 1, 2 AND 3. All proxies previously given are hereby revoked. Receipt of the accompanying Proxy Statement is hereby acknowledged.





                                                 Date:
                                                      --------------------------



                                                 -------------------------------
                                                 Signature


                                                 -------------------------------
                                                 Additional Signature (if shares
                                                 are held jointly)



INSTRUCTIONS: Please sign exactly as your name appears on the label above and return this proxy card promptly in the accompanying envelope. When shares are held by joint tenants, both should sign. When shares are held in the name of a corporation, please sign in the corporate name by the president or other authorized officer. When shares are held in the name of a partnership, please sign in the partnership name by an authorized person. When signing as attorney, executor, administrator, trustee, guardian or in any other representative capacity, please give your full title as such.



PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE.



   [ ] Please check this box if you are planning to attend the Annual Meeting of Stockholders.